Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Marc Kaplan
781-522-5110	781-522-5141

Raytheon Reports Strong Second Quarter Results; Increases Full-Year Guidance

Highlights

•	Earnings per share (EPS) from continuing operations of $1.24, up 25 percent

•	Income from continuing operations of $504 million, up 17 percent

•	Continued strong bookings of $7.6 billion; sales of $6.1 billion

•	Solid operating cash flow from continuing operations of $512 million

•	Increased full-year 2009 guidance for net sales, EPS, and return on invested capital (ROIC)

WALTHAM, Mass., (July 23, 2009) – Raytheon Company (NYSE: RTN) reported second quarter 2009 income from continuing operations of $504 million, up 17 percent compared to $432 million in the second quarter 2008. EPS from continuing operations for the second quarter 2009 was $1.24, up 25 percent compared to $0.99 in the second quarter 2008.

“We are pleased with the Company’s continued, solid performance and strong financial position,” said William H. Swanson, Raytheon’s Chairman and CEO. “We are well positioned domestically and internationally on a broad base of programs which create long-term shareholder value.”

Net sales for the second quarter 2009 were $6.1 billion, up from $5.9 billion in the second quarter 2008.

Operating cash flow from continuing operations in the second quarter 2009 was $512 million compared to $767 million for the second quarter 2008, primarily due to the timing of $395 million of cash contributions made to the Company’s pension plans in the second quarter of 2009.

In the second quarter 2009 the Company repurchased 6.6 million shares of common stock for $300 million, as part of the Company’s previously announced share repurchase program. Year-to-date 2009, the Company repurchased 13.4 million shares of common stock for $600 million.

The Company ended the second quarter 2009 with $96 million of net debt. Net debt is defined as total debt less cash and cash equivalents.

Summary Financial Results	2nd Quarter		%	Six Months		%
($ in millions, except per share data)	2009	2008	Change	2009	2008	Change

Net sales	$6,125	$5,870	4%	$12,009	$11,224	7%
Total operating expenses	5,360	5,202		10,532	9,947

Operating income	765	668	15%	1,477	1,277	16%
Non-operating expenses, net	15	15		48	31

Income from cont. ops. before taxes	$750	$653	15%	$1,429	$1,246	15%

Income from continuing operations	$504	$432	17%	$961	$833	15%

Income from continuing operations attributable to Raytheon Company	$492	$426	15%	$941	$826	14%

Net income attributable to Raytheon Company	$489	$426	15%	$941	$824	14%

Diluted EPS from cont. ops.	$1.24	$0.99	25%	$2.35	$1.91	23%

Operating cash flow from cont. ops.	$512	$767		$923	$834

FAS/CAS pension adj. Inc./(Exp.)	$11	$(34)		$22	$(67)

Workdays in fiscal reporting calendar	64	64		125	127

Bookings and Backlog

Bookings	2nd Quarter		Six Months
($ in millions)	2009	2008	2009	2008

Total Bookings	$7,647	$6,008	$12,856	$12,524

Backlog	Period Ending
($ in millions)	06/28/09	12/31/08	06/29/08

Backlog	$37,312	$38,884	$37,527
Funded Backlog	$23,881	$21,986	$22,226

The Company reported total bookings for the second quarter 2009 of $7.6 billion compared to $6.0 billion in the second quarter 2008. The Company ended the second quarter 2009 with a backlog of $37.3 billion compared to $38.9 billion at the end of 2008 and $37.5 billion at the end of the second quarter 2008. Due to a change in Missile Defense Agency priorities, on June 10, 2009 the Kinetic Energy Interceptor (KEI) program was terminated for convenience, resulting in a $2.4 billion reduction of the Company’s backlog at the end of the second quarter 2009. Bookings during the second quarter of 2009 largely offset the impact of the KEI program.

Outlook

2009 Financial Outlook	Current	Prior (4/23/09)
Net Sales ($B)	24.5 - 25.0*	24.4 - 24.9
FAS/CAS Pension Income ($M)	47	47
Interest Inc./(Exp.), net ($M)	(105) - (115)	(105) - (115)
Diluted Shares (M)	398 - 401	398 - 401
EPS from Continuing Operations	$4.60 - $4.75*	$4.55 - $4.70
Operating Cash Flow from Cont. Ops. ($B)	2.2 - 2.4	2.2 - 2.4
ROIC (%)	11.2 - 11.7*	11.1 - 11.6

*	Denotes change from prior guidance.

The Company has increased full-year 2009 guidance for net sales, earnings per share from continuing operations and return on invested capital (ROIC). Charts containing additional information on the Company’s 2009 guidance are available on the Company’s website at www.raytheon.com. See attachment F for the Company’s calculation and use of ROIC, a non-GAAP financial measure.

Segment Results

Integrated Defense Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2009	2008	Change	2009	2008	Change

Net Sales	$1,335	$1,257	6%	$2,597	$2,449	6%
Operating Income	$205	$209	-2%	$393	$420	-6%
Operating Margin	15.4%	16.6%		15.1%	17.1%

Integrated Defense Systems (IDS) had second quarter 2009 net sales of $1,335 million, up 6 percent compared to $1,257 million in the second quarter 2008, primarily due to growth on international Patriot programs. IDS recorded $205 million of operating income compared to $209 million in the second quarter 2008. As expected, the change in operating income was primarily due to contract mix, driven by the completion of certain programs in 2008.

During the quarter, IDS booked $877 million to provide advanced Patriot air and missile defense capability for several domestic and international customers, including the U.S. Army, the United Arab Emirates (UAE), Taiwan and Kuwait. IDS also booked $157 million to provide Finland with Surface Launched Medium Range Air-to-Air Missile (SL-AMRAAM) systems, $150 million for Joint Land Attack Cruise Missile Defense Elevated Netted Sensor Systems (JLENS) for the U.S. Army, and $142 million for two Volume Search Radar (VSR) arrays for the U.S. Navy, one for the Zumwalt-class destroyer program and one for the CVN 78 aircraft carrier.

Intelligence and Information Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2009	2008	Change	2009	2008	Change

Net Sales	$812	$829	-2%	$1,596	$1,521	5%
Operating Income	$66	$67	-1%	$127	$119	7%
Operating Margin	8.1%	8.1%		8.0%	7.8%

Intelligence and Information Systems (IIS) had second quarter 2009 net sales of $812 million compared to $829 million in the second quarter 2008. As expected, the change in sales was primarily due to lower volume on the e-Borders program. IIS recorded $66 million of operating income compared to $67 million in the second quarter 2008.

During the quarter, IIS booked $342 million on a number of classified contracts.

Missile Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2009	2008	Change	2009	2008	Change

Net Sales	$1,384	$1,363	2%	$2,752	$2,682	3%
Operating Income	$147	$158	-7%	$305	$297	3%
Operating Margin	10.6%	11.6%		11.1%	11.1%

Missile Systems (MS) had second quarter 2009 net sales of $1,384 million compared to $1,363 million in the second quarter 2008. MS recorded $147 million of operating income compared to $158 million in the second quarter 2008, primarily due to higher award fees recognized in the second quarter 2008 as a result of a successful flight test milestone on Standard Missile-3.

During the quarter, MS booked $521 million for the production of Advanced Medium Range Air-to-Air Missiles (AMRAAM) for the U.S. Air Force and international customers and $260 million for Phalanx Weapon Systems for the U.S. Navy and U.S. Army. MS also booked $207 million for the production of Tactical Tomahawk cruise missiles and $167 million for AIM-9X short range air-to-air missiles for the U.S. Navy and international customers.

Network Centric Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2009	2008	Change	2009	2008	Change

Net Sales	$1,197	$1,173	2%	$2,351	$2,240	5%
Operating Income	$170	$151	13%	$333	$275	21%
Operating Margin	14.2%	12.9%		14.2%	12.3%

Network Centric Systems (NCS) had second quarter 2009 net sales of $1,197 million compared to $1,173 million in the second quarter 2008. NCS recorded $170 million of operating income compared to $151 million in the second quarter 2008. The increase in operating income was primarily due to improved program performance.

During the quarter, NCS booked $82 million for the Global Positioning Satellite-Aided Geosynchronous Augmented Navigation (GAGAN) system for the India Space Research Organization (ISRO).

Space and Airborne Systems

	2nd Quarter		%	Six Months		%
($ in millions)	2009	2008	Change	2009	2008	Change

Net Sales	$1,136	$1,072	6%	$2,182	$2,049	6%
Operating Income	$175	$141	24%	$314	$258	22%
Operating Margin	15.4%	13.2%		14.4%	12.6%

Space and Airborne Systems (SAS) had second quarter 2009 net sales of $1,136 million, up 6 percent compared to $1,072 million in the second quarter 2008, primarily due to growth on international airborne tactical radar programs and classified business. SAS recorded $175 million of operating income compared to $141 million in the second quarter 2008. The increase in operating income was primarily due to higher volume, improved program performance and a favorable contractual settlement.

During the quarter, SAS booked $1,019 million on a number of space and airborne sensor contracts, including $110 million on the Integrated Sensor Is Structure (ISIS) radar program for the Defense Advanced Research Projects Agency (DARPA).

Technical Services

	2nd Quarter		%	Six Months		%
($ in millions)	2009	2008	Change	2009	2008	Change

Net Sales	$780	$647	21%	$1,476	$1,168	26%
Operating Income	$53	$45	18%	$97	$80	21%
Operating Margin	6.8%	7.0%		6.6%	6.8%

Technical Services (TS) had second quarter 2009 net sales of $780 million, up 21 percent compared to $647 million in the second quarter 2008, due to strong growth in training programs, primarily Warfighter Field Operations Customer Support (FOCUS) and Air Traffic Control Optimum Training Solution (ATCOTS). TS recorded $53 million of operating income compared to $45 million in the second quarter 2008. The increase in operating income was primarily due to higher volume.

During the quarter, TS booked $553 million for work on the Warfighter FOCUS contract for the U.S. Army, bringing the year-to-date bookings on the program to $731 million. TS also booked $160 million to upgrade Phalanx Weapon Systems for the Royal Canadian Navy and $100 million on a contract for the Defense Threat Reduction Agency (DTRA).

Raytheon Company (NYSE: RTN), with 2008 sales of $23.2 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 87 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 73,000 people worldwide.

Conference Call on the Second Quarter 2009 Financial Results

Raytheon’s financial results conference call will be held on Thursday, July 23, 2009 at 9:00 a.m. EDT. Participants will include William H. Swanson, Chairman and CEO, David C. Wajsgras, senior vice president and CFO, and other Company executives.

The dial-in number for the conference call will be (866) 543-6405 in the U.S. or (617) 213-8897 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2009 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies, the Foreign Corrupt Practices Act, the International Traffic in Arms Regulations, and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of the current downturn in the financial markets; the risk that actual pension returns are significantly different than the Company’s assumptions; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security threats and other disruptions; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

# # #

Attachment A

Raytheon Company

Preliminary Statement of Operations Information

Second Quarter 2009

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	28-Jun-09	29-Jun-08	28-Jun-09	29-Jun-08

Net sales	$6,125	$5,870	$12,009	$11,224

Operating expenses
Cost of sales	4,839	4,664	9,536	8,922
Administrative and selling expenses	370	396	734	776
Research and development expenses	151	142	262	249

Total operating expenses	5,360	5,202	10,532	9,947

Operating income	765	668	1,477	1,277

Interest expense	31	34	63	68
Interest income	(3)	(17)	(7)	(40)
Other (income) expense, net	(13)	(2)	(8)	3

Non-operating expense, net	15	15	48	31

Income from continuing operations before taxes	750	653	1,429	1,246

Federal and foreign income taxes	246	221	468	413

Income from continuing operations	504	432	961	833

(Loss) income from discontinued operations, net of tax	(3)	—	—	(2)

Net income	501	432	961	831

Less: Net income attributable to noncontrolling interests	12	6	20	7

Net income attributable to Raytheon Company	$489	$426	$941	$824

Basic earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.25	$1.02	$2.38	$1.96
(Loss) income from discontinued operations	(0.01)	—	—	—
Net income	1.24	1.02	2.38	1.95

Diluted earnings (loss) per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$1.24	$0.99	$2.35	$1.91
(Loss) income from discontinued operations	(0.01)	—	—	—
Net income	1.23	0.99	2.35	1.91

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$492	$426	$941	$826
(Loss) income from discontinued operations, net of tax	(3)	—	—	(2)

Net income	$489	$426	$941	$824

Average shares outstanding
Basic	392.5	419.7	395.7	421.8
Diluted	397.3	430.0	400.6	432.3

Attachment B

Raytheon Company

Preliminary Segment Information

Second Quarter 2009

(In millions, except percentages)	Net Sales Three Months Ended		Operating Income Three Months Ended		Operating Income As a Percent of Sales Three Months Ended
	28-Jun-09	29-Jun-08	28-Jun-09	29-Jun-08	28-Jun-09	29-Jun-08

Integrated Defense Systems	$1,335	$1,257	$205	$209	15.4%	16.6%
Intelligence and Information Systems	812	829	66	67	8.1%	8.1%
Missile Systems	1,384	1,363	147	158	10.6%	11.6%
Network Centric Systems	1,197	1,173	170	151	14.2%	12.9%
Space and Airborne Systems	1,136	1,072	175	141	15.4%	13.2%
Technical Services	780	647	53	45	6.8%	7.0%
FAS/CAS Pension Adjustment	—	—	11	(34)
Corporate and Eliminations	(519)	(471)	(62)	(69)

Total	$6,125	$5,870	$765	$668	12.5%	11.4%

(In millions, except percentages)	Net Sales Six Months Ended		Operating Income Six Months Ended		Operating Income As a Percent of Sales Six Months Ended
	28-Jun-09	29-Jun-08	28-Jun-09	29-Jun-08	28-Jun-09	29-Jun-08

Integrated Defense Systems	$2,597	$2,449	$393	$420	15.1%	17.1%
Intelligence and Information Systems	1,596	1,521	127	119	8.0%	7.8%
Missile Systems	2,752	2,682	305	297	11.1%	11.1%
Network Centric Systems	2,351	2,240	333	275	14.2%	12.3%
Space and Airborne Systems	2,182	2,049	314	258	14.4%	12.6%
Technical Services	1,476	1,168	97	80	6.6%	6.8%
FAS/CAS Pension Adjustment	—	—	22	(67)
Corporate and Eliminations	(945)	(885)	(114)	(105)

Total	$12,009	$11,224	$1,477	$1,277	12.3%	11.4%

Attachment C

Raytheon Company

Other Preliminary Information

Second Quarter 2009

(In millions)	Funded Backlog		Total Backlog
	28-Jun-09	31-Dec-08	28-Jun-09	31-Dec-08

Integrated Defense Systems	$5,776	$4,802	$10,342	$9,883
Intelligence and Information Systems	1,843	1,890	4,678	5,137
Missile Systems*	6,288	6,082	7,644	9,937
Network Centric Systems	4,504	4,593	5,558	5,733
Space and Airborne Systems	3,585	2,731	6,153	5,442
Technical Services	1,885	1,888	2,937	2,752

Total	$23,881	$21,986	$37,312	$38,884

	Bookings Three Months Ended
	28-Jun-09	29-Jun-08

Total Bookings	$7,647	$6,008

*	In the second quarter of 2009, Kinetic Energy Interceptor (KEI), a developmental program with the Missile Defense Agency (MDA), was terminated for convenience, which resulted in a backlog adjustment of approximately $2.4 billion at Missile Systems. The program was cancelled by the MDA due to a change in missile defense priorities. We expect that the change in focus to “early intercept” will lead to additional opportunities for a number of our products and technologies, including Standard Missile-3. Total backlog for Missile Systems and the total Company at December 31, 2008 above are presented unadjusted. For comparability, total backlog for Missile Systems and the total Company without KEI would have been $7,572 million and $36,519 million, respectively, at December 31, 2008.

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Second Quarter 2009

(In millions)	28-Jun-09	31-Dec-08

Assets
Cash and cash equivalents	$2,199	$2,259
Accounts receivable, net	115	105
Contracts in process	4,493	3,793
Inventories	294	325
Current tax asset	13	441
Deferred taxes	387	395
Prepaid expenses and other current assets	93	99

Total current assets	7,594	7,417

Property, plant and equipment, net	1,961	2,024
Deferred taxes	572	735
Prepaid retiree benefits	72	56
Goodwill	11,665	11,662
Other assets, net	1,186	1,240

Total assets	$23,050	$23,134

Liabilities and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$1,968	$1,970
Accounts payable	1,189	1,201
Accrued employee compensation	912	913
Other accrued expenses	1,016	1,065

Total current liabilities	5,085	5,149

Accrued retiree benefits and other long-term liabilities	6,131	6,488
Long-term debt	2,295	2,309

Equity
Raytheon Company stockholders’ equity
Common stock	4	4
Additional paid-in capital	10,899	10,873
Accumulated other comprehensive loss	(4,962)	(5,182)
Treasury stock, at cost	(4,844)	(4,254)
Retained earnings	8,344	7,646

Total Raytheon Company stockholders’ equity	9,441	9,087
Noncontrolling interest in subsidiaries	98	101

Total equity	9,539	9,188

Total liabilities and equity	$23,050	$23,134

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Second Quarter 2009

(In millions)	Three Months Ended		Six Months Ended
	28-Jun-09	29-Jun-08	28-Jun-09	29-Jun-08

Net income	$501	$432	$961	$831
Loss (income) from discontinued operations, net of tax	3	—	—	2

Income from continuing operations	504	432	961	833

Depreciation	73	73	144	142
Amortization	24	24	50	47
Income attributable to noncontrolling interests	(12)	(6)	(20)	(7)
Working capital (excluding pension and taxes)*	313	318	(625)	(385)
Discontinued operations	(3)	(6)	(9)	(16)
Net activity in financing receivables	6	5	15	25
Other	(396)	(79)	398	179

Net operating cash flow	509	761	914	818

Capital spending	(48)	(56)	(81)	(99)
Internal use software spending	(21)	(13)	(34)	(30)
Acquisitions	—	(33)	—	(34)
Investment activity and divestitures	—	9	—	9
Dividends	(122)	(118)	(234)	(227)
Repurchases of common stock	(300)	(340)	(600)	(680)
Other	(29)	57	(25)	142

Total cash flow	$(11)	$267	$(60)	$(101)

*	Working capital (excluding pension and taxes) is a summation of changes in: accounts receivable, net, contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F

Raytheon Company

Preliminary Return on Invested Capital Non-GAAP Financial Measure

Second Quarter 2009

We define Return on Invested Capital (ROIC) as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the impact of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS No. 158). ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We use ROIC as a measure of efficiency and effectiveness of our use of capital and as an element of management compensation.

Return on Invested Capital

(In millions, except percentages)	2009 Current Guidance
	Low end of range	High end of range
Income from continuing operations
Net interest expense, after-tax*	Combined	Combined
Lease expense, after-tax*

Return	$1,990	$2,050

Net debt **
Equity less investment in discontinued operations
Lease expense x 8, plus financial guarantees	Combined	Combined
SFAS No. 158 impact

Invested capital from continuing operations***	$17,700	$17,500

ROIC	11.2%	11.7%

*	Effective 2009 tax rate: Approximately 33% (2009 guidance)
**	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2 point average
***	Calculated using a 2 point average